CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the captions "Financial Highlights" in the Prospectuses and "Counsel and Independent Registered Public Accounting Firm" in the Statement of Additional Information and to the use of our reports dated December 29, 2009 on Dreyfus Total Return Advantage Fund, Global Alpha Fund and Dreyfus Global Absolute Return Fund for the fiscal year ended October 31, 2009 which are incorporated by reference in this Registration Statement (Form N-1A No. 33-51061 and 811-7123) of Advantage Funds, Inc.

/s/ ERNST & YOUNG LLP
ERNST&YOUNGLLP

New York, New York
February 23, 2010